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                                                                   Exhibit 10.19


                               SUN COMPANY, INC.

                           EXECUTIVE RETIREMENT PLAN

                              Amendment No. 1998-2
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1. Section 1.11 is restated as follows:

   "1.11 'Earnings' means:

   (a) For periods beginning after December 31, 1997, the sum of (i) base salary paid or payable to a Participant by the Company or an Affiliated Company and (ii) the actual incentive awards granted to a Participant pursuant to the Sun Company, Inc. Executive Incentive Plan, or the equivalent thereof pursuant to an incentive plan sponsored by an Employer, or

   (b) For periods beginning prior to January 1, 1998, the sum of (i) base salary paid or payable to a Participant by the Company or an Affiliated Company and (ii) the actual incentive awards granted to a Participant pursuant to the Sun Company, Inc. Executive Incentive Plan, up to the Participant's unadjusted annual guideline bonus in effect for the Participant under such plan, or the equivalent thereof pursuant to an incentive plan sponsored by an Employer."

2. Section 1.16 is restated as follows:

   "1.16 'Final Average Earnings' means the greater of (a) arithmetic average of the Participant's aggregate Earnings during the 36 calendar months of the last 120-consecutive calendar month period of Service immediately preceding the earlier of actual retirement or Termination Date (or the actual number of such months if less than 36) which produces the highest average, or (b) the Transition Final Average Earnings."

3. There is added a new Section 1.29 as follows:

   "1.29 'Transition Earnings' means:

   (a) For periods beginning on or after September 1, 1997, and ending on or before December 31, 1998, the sum of (i) base salary paid or payable to a Participant by the Company or an Affiliated Company and (ii) the Participant's unadjusted annual guideline bonus in effect for the Participant under the Sun Company, Inc. Executive Incentive Plan or successor plans ("EIP") pro rated over the applicable period (e.g., for computation of Earnings for a one-month period, the unadjusted annual guideline bonus would be divided by 12); or
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   (b)   For periods ending prior to September 1, 1997, the sum of (i) base salary paid or payable to a Participant by the Company or an Affiliated Company (including an amount equal to the value on the date of grant of any restricted stock units ("RSUs") designated as base salary, and not as short-term or long-term incentives, under the Sun Company, Inc. Long-Term Incentive Plan or the Sun Company, Inc. Executive Long-Term Stock Investment Plan, provided that such RSUs become vested and payable) and (ii) the dollars represented by (1) the Participant's unadjusted guideline incentive percentage in effect under the EIP during such period, multiplied by (II) the Participant's base salary paid or payable (as defined in subsection (b)(i) herein)."

4. There is added a new Section 1.30 as follows:

   "1.30 'Transition Final Average Earnings' means the arithmetic average of the Participant's aggregate Transition Earnings during the 36 calendar months of the 120-consecutive calendar month period of Service ending on the earlier of December 31, 1998, actual retirement or Termination Date (or the actual number of such months if less than 36) which produces the highest average."

5. This amendment is effective March 1, 1998.